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                                                                    EXHIBIT 11.1

                 DOCUMENT SCIENCES CORPORATION AND SUBSIDIARIES

            COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE (1)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1996           1995
                                                                      ----------     ----------
Pro forma net income (loss).........................................  $    1,361     $    1,052
Weighted average number of common shares outstanding................   9,115,533        119,210
Weighted average number of preferred shares outstanding on an as if
  converted basis...................................................          --      7,140,000
Number of common stock equivalents as a result of stock options
  outstanding using the treasury stock method.......................     230,110        885,357
Number of common shares issued and stock options granted in
  accordance with Staff Accounting Bulletin No. 83 (2)..............     145,104        147,165
Shares used in per share computation................................   9,490,747      8,291,732
Pro forma net income (loss) per share...............................  $     0.14     $     0.13

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(1) This exhibit presents the primary and fully diluted computations of pro forma income and loss per share. There is no material difference in the per share amounts when applying either method.

(2) Common shares issued by the Company during the twelve months immediately preceding the initial public offering date plus the number of common equivalent shares which were issued during the same period pursuant to the grant of stock options (using the treasury stock method and offering price) have been included in the calculation of common equivalent shares pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83.